Distribution Agreement

Golden Matrix Group Inc., with its registered office at 3651 Lindell Road Ste D131 Las Vegas NV 89103 USA (**"GMGI"**);

and

Playtech Software Limited (Company Number 12807749), with its registered office at Mid-City Place, 71 High Holborn, London, WC1V 6EA (**"Playtech"**).

In this agreement, a reference to 'Party' or 'Parties' shall mean GMGI and/or Playtech.

1. This distribution agreement shall come into force on 1st December 2020 (**"Commencement Date"**).

2. This distribution agreement (the **"Agreement"**) consists of this cover form (this **"Cover Form"**) and the following schedules included at the end of this document that are incorporated in this Agreement by this reference:

   Schedule 1 License and Services Agreement

   Schedule 2 Definitions and Interpretation

   Schedule 3 Fees

   Schedule 4 Services and Service Levels

   Schedule 5 Licensed Software

   Schedule 6 Information Security Infrastructure

3. This Agreement contemplates the distribution of online gaming products by the Parties to third parties (each such third party constituting a **"Sub-licensee"**). For the purpose of this Agreement, where a Party is distributing the online gaming products of the other Party, the former shall be defined as the **"Distributor"** and the latter shall be defined as the **"Licensor"**.

4. **Fees.** The fees payable by the Distributor to Licensor shall be as set forth in **Schedule 3**, and shall be payable in accordance with and subject to the terms of the License and Services Agreement attached hereto as **Schedule 1**.

By signing below, each Party confirms that it has received, reviewed and accepted the schedules incorporated in this Agreement by this reference.

In witness whereof, the Parties have executed this Agreement as of the Commencement Date.

Signed for and on behalf of		Signed for and on behalf of	
GOLDEN MATRIX GROUP INC		**PLAYTECH SOFTWARE LIMITED**	
Signature:	[signature]	Signature:	[signature]
Name:	Anthony Goodman	Name:	
Title:	CEO	Title:	
Date:	13th Nov 2020	Date:	

Schedule 1

License and Services Agreement

WHEREAS Playtech has developed a suite of software products for online gambling activities; and

WHEREAS GMGI is a provider of turnkey online gaming solutions; and

WHEREAS The Parties wish to govern their cooperation regarding their rights and obligations as Licensor and Distributor (as the case may be) with respect to the sublicensing of the Licensed Software to Sub-licensees (as such terms are defined herein), on the terms and conditions set out in this Agreement.

It is agreed as follows,

1. **DEFINITIONS AND INTERPRETATION**

1.1. Capitalized terms shall have the meaning ascribed to them in **Schedule 2** to this Agreement unless otherwise stated.

1.2. This Agreement is drawn up in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

1.3. Schedules. References to this Agreement shall include the Cover Form, all Recitals and any additional Schedules attached hereto. References to Clauses are to Clauses of this **Schedule 1** to this Agreement and references to Sections are to Sections of the remaining Schedules.

1.4. Precedence. If there is any inadvertent conflict or ambiguity in or between any of the provisions of the Agreement set out below, the following order of precedence shall apply:

1.4.1. The Cover Form;

1.4.2. the Clauses of Schedule 1;

1.4.3. the other Schedules; and

1.4.4. any other document referred to in this Agreement.

2. **LICENSE**

2.1. Subject to the applicable exclusivity provisions in Clause 6 below, Distributor is licensed for the duration of the Term and solely within the applicable Permitted Territories, to distribute the Licensed Software and sub-license it to Sub-licensees, as follows:

2.1.1. Distributing, marketing, advertising, deploying and promoting the Licensed Software to Sub-Licensees in the applicable Distribution Channels; and

2.1.2. Issuing to each Sub-licensee a royalty-bearing, non-exclusive, revocable license to further distribute and sub-license the Licensed Software in Object Code form only, to 3rd parties (**"Additional Sub-licensees"**), as further stipulated in Clause 2.2.6 below.

2.2. The license set out in Clause 2.1 shall be subject to the following terms and conditions:

2.2.1. prior to the distribution of the Licensed Software to Sub-licensees, the Distributor shall verify that each Sub-licensee has secured all regulatory licenses required in order to offer the Licensed Software to its clients, that Sub-licensee has all the appropriate "know your client" processes and procedures in place in accordance with best industry practice, and that each Sub-licensee has contractually committed to continue to monitor its compliance with applicable regulation for the duration of the engagement.

2.2.2. Sub-licensing Agreement

2.2.2.1. Any sublicense to any Sub-licensee will only be by way of a Sub-licensing Agreement. Each Sub-licensing Agreement shall be based on the provisions of this Agreement and shall include terms and conditions that are at least as restrictive on each Sub-licensee comparing to the Distributor in this Agreement, and that are at least as protective of Licensor and its Group members as those set out in this Agreement. Without derogating from the foregoing, each Sub-licensing Agreement will

specifically include clear provisions prohibiting the Sub-licensee from sublicensing or otherwise distributing the Licensed Software to anyone, other than as explicitly allowed for in this Clause 2, and indicate Licensor as a third-party beneficiary with a direct right of action against the applicable Sub-licensee.

2.2.2.2. Each Sub-licensing Agreement shall place an obligation on the Sub-licensee not to use the Licensed Software illegally, and shall ensure that the Licensed Software is provided by the Sub-licensee to End Users on an "as is" basis without any expressed or implied warranties, including, but not limited to quality, fitness for purpose, completeness or accuracy;

2.2.2.3. Distributor will ensure it has the right to terminate and/or suspend the operation under each Sub-licensing Agreement in the event that Licensor invokes its right under Clause 13.3. For the avoidance of doubt Licensor may take any action required in its sole discretion to terminate and/or suspend the availability of the Licensed Software to any Sub-licensee in the event that Licensor invokes its right under Clause 13.3.

2.2.2.4. Any Sub-licensing Agreement will terminate forthwith upon the termination or expiration of this Agreement for whatever reason, and Distributor shall ensure the same is stipulated clearly in the Sub-licensing Agreement.

2.2.2.5. Any Sub-licensing Agreement with a Sub-licensee which sublicenses the Playtech Games to End Users, shall include a provision obligating such Sub-licensee to condition the use of the Playtech Games by End User with the End User consenting to an 'End User License Agreement' which (for the avoidance of doubt) shall include provisions which (i) require End Users' compliance with the Applicable Law to which they are subject; (ii) prohibit End Users who are not at least eighteen (18) years of age (or such other minimum age as required by the Applicable Law to which they are subject) from using the Playtech Games; (iii) prohibit the Unauthorised Use of the Playtech Games by End Users; and (iv) provide that the Playtech Games are provided on an "as is" basis and disclaims any expressed or implied warranties, including, but not limited to quality, fitness for purpose, completeness or accuracy; The grant of sublicense to the Sub-licensee shall not relieve or excuse GMGI of any responsibility or liability under this Agreement, nor shall the performance of GMGI's obligations be affected by such appointment, and GMGI shall be liable to Playtech in respect of any acts or omissions of the Sub-licensees and/or End Users for which, if such acts or omissions were by GMGI, GMGI would be liable to Playtech under the terms of this Agreement. Without derogating the GMGI's indemnification obligations under this Agreement, GMGI will indemnify and keep Playtech harmless of, from and against any charges, suits, damages, costs, expenses (including attorneys' fees), judgments, penalties, claims, liabilities or losses of any kind or nature whatsoever from any damages and costs to Playtech, which may accrue: (i) as a result of GMGI not including the terms herein in a Sub-licensing Agreement and ensuring such terms are conveyed to the End Users; and (ii) due to any acts or omissions of the Sub-licensee and End Users, for which, if such acts or omissions were by GMGI, GMGI would be liable to Playtech under the terms of this Agreement.

2.2.3. Distributor will conduct all appropriate "know your client" procedures with each potential and actual Sub-licensee in accordance with best industry practice which includes, without limitation, the prerequisite of each Sub-licensee holding all necessary regulatory licenses and will monitor that each Sub-licensee continues to be in compliance with the relevant criteria on an ongoing basis. Distributor will ensure that each Sub-licensee holds and maintains during the term of the Sub-licensing Agreement, at its own expense, all regulatory licenses required for the operation of its business.

2.2.4. Distributor shall include in each Sub-licensing Agreement provisions similar to those of Clause 8 (Reports; Audit) and shall cooperate with Licensor in the conduct of any audit requested by Licensor in connection with the conduct of the Sub-licensees and their use of the Licensed Software.

2.2.5. Each Sub-licensee shall be approved by the Licensor in accordance with the following approval procedure:

2.2.5.1. Distributor will approach Licensor in writing as soon as reasonably practical (and, when GMGI is the Distributor, GMGI shall approach Playtech and obtain its approval before actually approaching any potential Sub-licensee), and request its approval for such distribution. In any such request, Distributor will include all of the potential sub-licensee's details, its regulatory licenses, in which Permitted Territory it wishes to operate in, and any other information as may be requested by Licensor.

2.2.5.2. Without derogating from section 2.2.5.1:

(i) if Playtech (or any of its Group members) and GMGI are targeting the same potential sublicensee, GMGI (or anyone on its behalf) shall cease all discussions with that potential sublicensee in respect of the Licensed Software, the deal will go to Playtech (or its Group member) and shall be considered a Playtech client, and GMGI shall not (either directly or indirectly) do anything to jeopardize such deal between the potential sub-licensee and Playtech (or its Group member);

(ii) if Playtech approves a potential sub-licensee as stated above, but GMGI is unable for any reason to distribute the Playtech Games to that Sub-licensee, then Playtech may choose to engage such Sub-licensee and distribute the Playtech Games to such Sub-licensee directly or indirectly, and in such event, the terms of section 2 of Schedule 3 shall apply.

2.2.5.3. Licensor will respond to such request in writing within 30 Business Days, and in such response it shall either approve or reject such potential sublicensee or request additional information (in which case, an additional 30 Business Days' period(s) will apply as of when such additional information is provided to Licensor). In the event that Licensor did not approve a potential sublicensee within the said time period, such potential sublicensee shall be deemed as rejected by Licensor.

2.2.5.4. Only if Licensor provides its written approval to that specific potential sublicensee, then such potential sublicensee shall be considered a Sub-licensee for all intents and purposes, and Distributor shall be allowed to sublicense the Licensed Software to that Sub-licensee by way of a Sub-licensing Agreement and subject to the terms herein.

2.2.5.5. For the avoidance of doubt and notwithstanding anything to the contrary, any approval or rejection (including deemed rejection as above) shall be in Licensor's sole and absolute discretion.

2.2.6. Each Sub-licensee shall have a right to further sublicense the Licensed Software to Additional Sub-licensees, provided that: (a) the Licensor approved each Additional Sub-licensee in advance, by an express written confirmation, subject to the same approval procedure as stipulated in section 2.2.5 above; (b) the Additional Sub-licensee undertakes in writing, towards Sub-licensee, Distributor and Licensor, to comply with all the provisions of this Agreement applying to the Sub-licensee hereunder, *mutatis mutandis*; and (c) the Sub-licensee shall be liable to Licensor and the Distributor for any damage under this Agreement caused by the Additional Sub-licensee; and (d) each of the Licensor and Distributor shall be a third party beneficiary under the agreement between the Sub-licensee and the relevant Additional Sub-licensee.

2.2.7. Distributor shall procure that any Sub-licensee acknowledges and agrees that it has no right of action against Licensor or any member of the Licensor Group and any action it may wish to bring shall be against its contracting counterparty.

2.3. NO SUBLICENSE BY EITHER DISTRIBUTOR OR ANY SUB-LICENSEE SHALL RELIEVE OR EXCUSE THE DISTRIBUTOR OF ANY RESPONSIBILITY OR LIABILITY UNDER THIS AGREEMENT, NOR SHALL THE PERFORMANCE OF DISTRIBUTOR'S OBLIGATIONS BE AFFECTED BY ANY SUBLICENSE; (B) ANY AND ALL REFERENCES IN THIS AGREEMENT TO DISTRIBUTOR SHALL BE ALSO DEEMED AS REFERRING ALSO TO EACH SUB-LICENSEE; (C) DISTRIBUTOR SHALL ENSURE THAT EACH SUB-LICENSEE COMPLIES WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AS IF IT WERE THE DISTRIBUTOR; AND (D) ANY ACT OR OMISSION OF ANY SUB-LICENSEE SHALL BE DEEMED AN ACT OR OMISSION OF DISTRIBUTOR AND THE DISTRIBUTOR SHALL BE LIABLE TO AND INDEMNIFY LICENSOR IN RESPECT OF ANY ACT OR OMISSIONS OF ANY SUB-LICENSEE.

3. **LICENSOR'S SERVICES**

Licensor shall provide, or procure the provision of, the following services to the Distributor (**"Services"**):

3.1. Updates to the Licensed Software, as and when commercially released;

3.2. Technical email support for the Licensed Software during normal business hours;

3.3. relevant technical information and documentation concerning the Licensed Software in order to enable its integration, as well as technical integration support, including guidance during setup and help in reviewing code;

3.4. Fixing Defects in accordance with **Schedule 4.**

4. **RESERVATION OF RIGHTS**

4.1. Licensor owns solely and exclusively, or is duly licensed to use, any and all right, title and interest in and to the Licensed Software, including any modification, enhancement, adaptation, translation or other change of, or addition to the same.

4.2. Licensor reserves any and all rights not expressly granted in Clause 2.1 above, including, without limitation, any and all rights to the Source Code of the Licensed Software, modification rights, translation rights, rental rights or any other rights. Further, nothing in this Agreement shall be construed to confer any rights upon Distributor, Sub-licensee, Additional Sub-licensee or any other third party by implication, estoppel, or otherwise as to any Intellectual Property Rights of Licensor or any of its licensors, except as specifically stated in Clause 2.1.2 above. Without limiting the generality of the aforesaid, except as expressly permitted by this Agreement, or specifically authorized in writing and in advance by Licensor, Distributor shall not, nor permit others to:

4.2.1. use, copy, modify or create derivative works from the Licensed Software or Documentation or any part of them, or create any copy, adaptation, transcription, or merged portion of them;

4.2.2. decode, reverse engineer, disassemble, decompile or otherwise translate or convert the Licensed Software or Documentation or any part of them; or

4.2.3. remove any copyright, proprietary or similar notices from the Licensed Software or Documentation (or any copies).

4.3. Distributor shall retain title to its copyrights, patents and other Intellectual Property Rights in its products (including without limitation its platform) and the accompanying documentation and all copies and any derivative works thereof, which specifically exclude any and all elements of Licensor's copyrights. For the avoidance of any doubt, any and all of Distributor's Intellectual Property Rights, of all types or nature whatsoever, including, without limitation, patent, copyright, design rights, trade marks, data base rights, applications for any of the above, moral rights, know-how, trade secrets, domain names, URL, trade names or any other intellectual or industrial property rights (and any licenses in connection with any of the same), whether or not registered or capable of registration, and whether subsisting in any specific country or countries or any other part of the world (**"Distributor's IPR"**) are hereby expressly reserved to Distributor, including, without limitation, any and all rights to the source code of the underlying technology of the Distributor's platforms, modification rights, translation rights, rental rights or any other rights. Nothing in this Agreement shall be construed to confer any rights relating to Distributor's IPR to Licensor by implication, estoppel, or otherwise.

5. **PAYMENT**

5.1. In consideration of the rights granted herein, Distributor agrees to pay Licensor the Fees as described in **Schedule 3.**

5.2. Licensor shall invoice Distributor the Fees on or before the fourteenth (14th) of each calendar month for the preceding month. Distributor shall pay the Fees by no later than thirty (30) days from receiving Licensor's invoice.

5.3. The Fees due to Licensor are inclusive of all taxes (including Value Added Tax, where applicable), charges, duties, fees, excesses and/or tariffs (the "**Taxes**") to the extent they may apply.

5.4. All Fees are payable in EUROs, unless otherwise agreed in writing by the Parties.

6. **EXCLUSIVITY**

6.1. GMGI hereby grants Playtech an exclusive, worldwide licence to the GMGI Products and all Intellectual Property Rights related thereto, such that Playtech shall be the sole and exclusive distributor of all GMGI Products within the Playtech Distribution Territories (the "**Playtech Exclusivity**"). The term of the Playtech Exclusivity shall commence upon the Commencement Date and continue for a period of 12 months following date in which the first GMGI Product has been launched by a Sub-licensee of Playtech , (the "**Initial Playtech Exclusivity Term**"). Following the Initial Playtech Exclusivity Term, the Playtech Exclusivity shall automatically renew for additional 12 months' periods (each, an "**Extended Playtech Exclusivity Term**"), provided that if the total fees attributable to the GMGI Products distributed by Playtech (in aggregate) at the end of the Initial Playtech Exclusivity Term or any Extended Playtech Exclusivity Term, is less than USD300,000 ("**Playtech Exclusivity Threshold**"), then GMGI shall be entitled to revoke the Playtech Exclusivity for the subsequent 24 months' period such that Playtech shall be entitled to continue distributing the GMGI Products within the Playtech Permitted Territories on a non-exclusive basis only, unless Playtech expressly requests to extend the relevant Playtech Exclusivity period and pays to GMGI the difference between the actual fees attributable to the distribution of the GMGI Products (for the relevant period) and the Playtech Exclusivity Threshold amount within 6 months as of the commencement of the applicable Extended Playtech Exclusivity Term. The Playtech Exclusivity Threshold shall be measured at the end of the Initial Playtech Exclusivity Period or the Extended Playtech Exclusivity Period (as applicable), by reference to the previous 24 months.

6.2. Playtech grants GMGI a non-exclusive licence to the Playtech Games for GMGI to distribute such Playtech Games solely within the applicable GMGI Distribution Territories. Without derogating from the preceding sentence, GMGI undertakes not to distribute, either directly or indirectly (including through any of its Group members), any gambling products within the GMGI Permitted Territories, other than the Playtech Games.

7. **GAMBLING LICENSES AND HOMOLOGATION; MODERN SLAVERY, ANTI-BRIBERY, ANTI-CORRUPTION, ANTI-MONEY LAUNDERING, COUNTER-TERRORIST FINANCING, TAX EVASION AND THE UK CRIMINAL FINANCES ACT 2017**

7.1. Each Party warrants and undertakes that it shall obtain and maintain at its own expense all necessary and appropriate gambling licenses which are necessary for conducting its respective activities and shall comply with the Applicable Law and the regulations of the Competent Authority with respect to the same.

7.2. In the performance of their obligations under this Agreement, each Party (including its officers, directors, employees and sub-contractors) shall:

7.2.1. comply with all applicable laws, statutes, regulations and codes relating to anti-slavery and human trafficking, including the Modern Slavery Act 2015;

7.2.2. comply with all applicable laws, statutes, regulations and codes relating to anti-bribery and anti-corruption, including (but not limited to) the Bribery Act 2010;

7.2.3. not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 or sections 1, 2 or 4, of the Modern Slavery Act 2015 regardless of whether such activity, practice or conduct was carried out in the UK;

7.2.4. comply with the tax laws and regulations of the territory in which they are incorporated and/or based; and

7.2.5. comply with all applicable laws, statutes, regulations and codes relating to the countering and prevention of the deliberate and dishonest facilitation of criminal tax evasion by a taxpayer, including the UK Criminal Finances Act 2017.

7.3. Each Party warrants and represents as follows (and for the purposes of this Clause, **"Associated Person"** shall mean any person (including an officer, director, employee or sub-contractor) who performs services for or on behalf of the respective party):

7.3.1. it will not engage in any activity, practice or conduct which would constitute an offence under any anti-corruption or anti-slavery or human trafficking law or regulation; and

7.3.2. no Associated Person is either a government official or is owned or controlled, directly or indirectly, by any government or government official or has been convicted of any offence involving slavery or human trafficking.

7.4. In addition to the above, each Party acknowledges that it is aware of, and during the Term shall comply with, requirements under Applicable Law in respect of the prevention of money laundering and counter-terrorist financing.

7.5. Each Party shall implement due diligence procedures for its subcontractors, suppliers and other participants in its supply chains, to ensure that there is no slavery or human trafficking in its supply chains.

7.6. Each Party shall notify the other Party immediately if at any time any of the warranties it gives in this Clause 7 cease to be true and correct.

8. REPORTS; AUDIT

8.1. On the fourth (4th) day of each calendar month, Distributor shall provide Licensor with - or, if applicable, procure the provision to Licensor of - a report with respect to the immediately preceding calendar month, specifying (to the extent applicable and possible) the following: Number of Players, Number of Games, Total Bets, Total Wins, Total Rake, Progressive Contribution, and Progressive Usage.

8.2. Distributor shall keep accurate books of account and records covering all transactions relating to this Agreement and shall retain all other documents and materials in its possession or under its control relating to this Agreement and the subject matter hereof at Distributor's principal place of business for not less than two (2) years after the expiration of the Term or earlier termination of the Agreement, and Licensor shall have the rights, and Distributor shall allow Licensor and any reputable accounting firm appointed by Licensor, upon prior written notice to Distributor of not less than 30 days (but not more than once in any calendar year), to audit Distributor's (and any member of the Distributor Group entities, to the extent any such members are involved in or otherwise exercise any of Distributor's rights hereunder) books of account and records solely in respect with the Licensed Software and to make copies thereof at Licensor's expense, and provided that anyone involved in the audit signs a standard non-disclosure agreement in a form acceptable by Distributor. If any such audit reveals Fees due to Licensor in excess of 10% of the Fees paid to Licensor for the period covered by such audit, all reasonable auditing fees, costs and expenses shall be borne by Distributor, in addition to which interest shall be added to the amount discovered to be due, which shall be computed from the first day of the first accounting period covered by the audit.

8.3. Licensee shall ensure that any and all Sub-licensing Agreements shall include the same provisions contained in this Clause, *Mutatis Mutandis*.

9. CONFIDENTIALITY

9.1. In this Agreement, **"Confidential Information"** includes all information, in whatever medium, relating to the trade secrets, operations, processes, plans, intentions, product information, know-how, designs, market opportunities, transactions, affairs or business of a Party or its customers, clients, suppliers, holding companies or subsidiaries; all information relating to the Licensed Software, including related Documentation; the terms or subject matter of this Agreement; and the negotiations relating to this Agreement.

9.2. Each Party shall, both during the Term of this Agreement and thereafter, except as expressly permitted otherwise by this Agreement:

9.2.1. keep all Confidential Information disclosed to it by the other Party strictly confidential;

9.2.2. not disclose any such disclosed Confidential Information to a third party, other than to such of its employees, officers or professional advisors on 'need to know' basis, and only provided that the relevant Party shall ensure that each such employee, officer or advisor shall keep such Confidential Information confidential and shall not use any of it for any purpose or disclose it to any person, firm or company, other than those for which or to whom that Party may lawfully use or disclose it under this Agreement;

9.2.3. use Confidential Information only in connection with the proper performance of this Agreement.

9.3. Without limiting the above provisions, save as required by law, existing contractual obligations or any applicable regulatory authority or government body to which either Party is subject (wherever situated), no Party shall make any public announcement, issue any press release or make any form of statement to the public about this Agreement or any ancillary matter without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. In connection herewith, GMGI acknowledges that Playtech's parent company's shares are publicly traded on the London Stock Exchange, and Playtech may be required by Applicable Law or the rules of the London Stock Exchange or any other regulatory body to make public announcements, or disclose Confidential Information, in accordance with such laws and rules.

9.4. Clause 9.2 shall not apply to any Confidential Information, to the extent that it:

9.4.1. comes within the public domain other than through breach of Clause 9.2;

9.4.2. is required or requested to be disclosed by any Competent Authority to which either Party is subject, wherever situated; the receiving Party agrees that in the event that it is under demand or request to disclose such information, it shall provide to disclosing Party prompt notice of such demand or request, and shall consult and cooperate with the disclosing Party in connection with such disclosure;

9.4.3. is known to the receiving Party before the disclosure to it by a Party to this Agreement or on its behalf, as proven by written records; or

9.4.4. is disclosed with the other Party's prior written approval to the disclosure.

9.5. This Clause 9 shall continue in force after and despite the expiry or termination of this Agreement for whatever reason.

10. DATA PROTECTION

10.1. For the purposes of this Clause 10, the terms 'consent', 'controller', 'data subject', 'personal data', 'processing' and 'processor' shall have the meaning given to them in the GDPR.

10.2. The parties hereby acknowledge that Distributor is a processor and Licensor (and each of its Group members) is the sub-processor in respect of Sub-licensee's personal data processed pursuant to this Agreement and that Licensor may also be a processor in respect of personal data controlled by Distributor .

10.3. To the extent that Licensor processes Personal Data of Distributor 's or Sub-licensee's data subjects pursuant to this Agreement, Licensor shall:

10.3.1. only process such Personal Data as is necessary to fulfil its obligations under this Agreement or in accordance with the applicable Sub-licensee's and/or Distributor's written instructions (including email) from time to time;

10.3.2. not appoint any additional Sub-Processor (**"Sub-Processor"** means any processor appointed by Licensor to assist it with its processing of Personal Data) without Sub-licensee's consent (and Sub-licensee consents to Licensor appointing Sub-Processors in accordance with Clause 10.5 below), and in the event that Sub-licensee does provide such consent, Licensor shall (i) ensure that such Sub-Processor is bound by terms similar to those of this Clause 10.3 as it applies to Licensor hereunder, and (ii) be responsible for any breach by such Sub-Processor of any of the obligations under this Clause 10.3;

10.3.3. not transfer Personal Data outside the European Economic Area, save where there are adequate measures in place to ensure that Personal Data is protected (and such adequate measures may include, for example, transferring to a jurisdiction which the European Commission recognizes as providing adequate protection for the rights and freedoms of data subjects in connection with the processing of their personal data (and, for the avoidance of doubt, as at the date of this Agreement Israel and the Isle of Man are recognized by the European Commission as providing adequate protection for the rights and freedoms of data subjects));

10.3.4. taking into account the nature of Licensor's processing and the information available to Licensor, provide reasonable assistance to Sub-licensee in Sub-licensee complying with its obligations under Data Protection Legislation in respect of Personal Data, including (where applicable) assisting Sub-licensee in complying with a data subject's right to access and to portability;

10.3.5. upon the expiration or termination of this Agreement, and following a written request from Sub-licensee, delete or return to Distributor and to Sub-licensees (at each party's discretion) all Personal Data save to the extent that Licensor is legally required to retain any Personal Data;

10.3.6. comply with any reasonable request from a relevant Sub-licensee or Distributor requiring Licensor to amend, transfer or delete Personal Data;

10.3.7. in the event that Licensor receives any complaint, notice or communication (from either a Competent Regulator or a data subject) which relates directly to the processing of Personal Data or to Distributor or a Sub-licensee's compliance with Data Protection Legislation, notify them without undue delay and provide the Distributor or, as applicable, Sub-licensee and the Competent Regulator (if applicable) with reasonable co-operation and assistance in relation to any such complaint, notice or communication;

10.3.8. not disclose Personal Data to any data subject or to a third party other than at the request of the relevant Sub-licensee and/or Distributor, save as otherwise permitted under this Agreement;

10.3.9. notify Distributor and/or relevant Sub-licensee without undue delay upon becoming aware of any unauthorized or unlawful processing, loss of, damage to or destruction of any Personal Data;

10.3.10. co-operate with Distributor and/or relevant Sub-licensee's reasonable written requests for Licensor to demonstrate its compliance with its obligations in this Clause 10.3;

10.3.11. ensure that all individuals, parties, employees or other persons / entities authorized by Licensor to process Personal Data are bound by industry standard confidentiality obligations which include keeping Personal Data confidential; and

10.3.12. take appropriate technical and organizational measures against the unauthorized or unlawful processing of Personal Data, and against the accidental loss or destruction of, or damage to Personal Data, and such measures shall take into account:

10.3.12.1. the state of the art, the costs of implementation and the nature, scope, context and purposes of processing; the risk of varying likelihood and severity for the rights and freedoms of natural persons; and

10.3.12.2. the risks that are presented by processing, in particular from accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to Personal Data transmitted, stored or otherwise processed.

10.4. For the avoidance of doubt, references to Licensor in Clause 10.3 shall mean Licensor and each of its Group members (where such are processing Personal Data). For the purposes of complying with Clause 10.3, Licensor shall be responsible for, and solely liable to Sub-licensee in respect of, each of its Group members complying with Clause 10.3.

10.5. Licensor may add or replace Sub-Processors from time to time provided that Licensor notifies Distributor and, if applicable, Sub-licensee in writing in advance of any such change and, unless written notification is sent to Licensor within five (5) business days of Licensor's notification, setting out reasonable objection to any new

Sub-Processor, consent shall be deemed to have been obtained to Licensor's appointment of such Sub-Processor.

10.6. The Parties agree to execute additional data protection agreements and/or any other instruments required in order for the Parties to fully comply with any applicable Data Protection Legislation.

10.7. This Clause 10 shall survive the expiry or termination of this Agreement.

11. INFORMATION SECURITY INFRASTRUCTURE

The Parties shall comply with and adhere to the information security infrastructure requirements set forth in **Schedule 6.**

12. REPRESENTATION AND WARRANTIES

12.1. Licensor warrants and represents to Distributor that:

12.1.1. It shall (or shall procure that the relevant members of its Group will) obtain and will maintain and comply with all Applicable Law, during the Term, including all licenses, consents, permissions, authorizations and approvals required from Competent Authorities to make available its gambling software to the Distributor, the Sub-licensee and, where applicable, any Additional Sub-licensee;

12.1.2. the Licensed Software, when used in accordance with the terms of this Agreement and in accordance with all relevant Documentation, will not breach any Applicable Law nor infringe the copyrights or trademarks of any third party;

12.1.3. the Licensed Software will perform substantially in accordance with the Documentation and in accordance with the service levels set forth in **Schedule 4** (the **"Software Warranty"**);

12.1.4. the Services will be performed with reasonable skill and care, using competent and experienced staff;

12.1.5. the Licensed Software is materially free from errors which can cause damage or defects and free from malicious code, viruses or bugs, and that it will notify Distributor immediately as soon as any such error, malicious code, virus or bug is discovered by the Licensor. The Licensor will scan all Licensed Software with industry standard antivirus tools and destroy any viruses found prior to delivery of the Licensed Software;

12.1.6. The warranties in this Clause **11.1** will apply to any Update, modification or new version of the Licensed Software for the duration of the Term from the date of delivery of the same by the Licensor.

12.2. Distributor warrants and represents to Licensor that:

12.2.1. It shall (and shall procure that the relevant members of its Group will) obtain and will maintain and comply with all Applicable Law, during the Term, including all licenses, consents, permissions, authorizations and approvals required from Competent Authorities to distribute the Licensed Software in accordance with the terms of this Agreement;

12.2.2. It shall adhere to the provisions relating to the sublicensing of the Licensed Software, and in particular to those set forth in Clause 2.2.

12.3. General Representations and Warranties

Each Party represents and warrants to the other Party that in respect of itself:

12.3.1. it is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated (or, if different, has its principal place of business), and is fully qualified and empowered to own its assets and carry out its business; and

12.3.2. it has full power to enter into, and to exercise its rights and perform its obligations under, this Agreement, and this Agreement, when executed, will constitute the valid, lawful and binding obligations of it, in accordance with its terms.

13. **INDEMNITIES AND LIMITATION OF LIABILITY**

13.1. A Party (**"Indemnifying Party"**) shall indemnify and hold harmless the other Party (an **"Indemnified Party"**) from and against any and all losses, demands, claims, damages, costs, expenses (including reasonable legal costs and expenses and VAT thereon) and liabilities suffered or incurred by the Indemnified Party in consequence of any breach by the Indemnifying Party of any of its representations, warranties and/or undertakings under this Agreement.

13.2. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY OF THE FOLLOWING TYPES OF LOSS OR DAMAGE, EVEN IF THE OFFENDING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE:

13.2.1. INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND;

13.2.2. LOSS OF BUSINESS, PROFITS, REVENUE, CONTRACTS OR ANTICIPATED SAVINGS; OR

13.2.3. LOSS OR DAMAGE ARISING FROM LOSS, DAMAGE OR CORRUPTION OF ANY DATA.

13.3. THE MAXIMUM AGGREGATE LIABILITY OF PLAYTECH FOR ALL LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, HOWSOEVER ARISING (INCLUDING BY WAY OF CONTRACT AND/OR UNDER AN INDEMNITY) IN TORT (INCLUDING NEGLIGENCE OR ANY OTHER THEORY OF LAW), SHALL BE LIMITED TO LOWER OF €100,000 OR AN AMOUNT EQUAL TO THE FEES PAYABLE BY GMGI TO PLAYTECH IN THE 12 MONTHS PRECEDING THE CLAIM.

13.4. NOTHING IN THIS AGREEMENT SHALL LIMIT OR EXCLUDE THE LIABILITY OF A PARTY TO THE OTHER PARTY IN RESPECT OF FRAUD; DEATH OR INJURY TO PERSONS CAUSED BY NEGLIGENCE; GMGI'S INDEMNITY UNDER CLAUSE 12.1, AND; ANY OTHER LIABILITY WHICH CANNOT BY LAW BE LIMITED OR EXCLUDED

14. **TERM AND TERMINATION; SUSPENSION OF LICENSE**

14.1. The term of this Agreement shall commence on the Commencement Date and shall continue for an initial period of three (3) years thereafter (the **"Initial Term"**). In the event that either Party does not give written notice to the other Party of its intention not to renew this Agreement at least ninety (90) days prior to the end of the then current term, this Agreement shall automatically renew for further terms of three (3) years each and shall continue to be renewable on the same basis and for the same additional term (the **"Renewal Term"**, and jointly with the Initial Term, the **"Term"**).

14.2. Either Party may terminate this Agreement with immediate effect by giving written notice to the other Party, if the other Party:

14.2.1. has committed a material breach of this Agreement and, if such breach is capable of remedy, has failed to remedy the breach within thirty (30) days after receiving notice from the terminating Party specifying the breach and requiring the breach to be remedied; for purposes hereof, a breach shall be considered capable of remedy if the defaulting Party can comply with the provision in question in all respects other than time of performance (provided that time of performance is not of the essence);

14.2.2. ceases, or threatens to cease, to carry on the whole or a substantial part of its business;

14.2.3. becomes unable to pay its debts as and when they fall due, makes an arrangement or composition with its creditors or goes into liquidation;

14.2.4. is the subject of the commencement of any bankruptcy proceedings, the passing of a resolution for its winding up, the giving of a notice of appointment or intention to appoint an administrator or liquidator (which is not dismissed, withdrawn or set aside within fourteen (14) days of presentation); or

14.2.5. has an administrator, an administrative receiver or trustee appointed over all or any of its assets.

14.3. In addition to a Party's right to terminate or suspend this Agreement in accordance with its terms, Distributor shall, at Licensor's request, terminate or suspend any Sub-licensing Agreement with immediate effect, in any the following events:

14.3.1. a material breach by a Sub-licensee of the Sub-licensing Agreement, or if acts or omissions of a Sub-licensee constitute a material breach of this Agreement;

14.3.2. a Competent Authority intending to undertake proceedings or actions against Licensor (or a member of its Group), Distributor or a Sub-licensee, or a Competent Authority notifying Licensor (or a member of its Group), Distributor or a Sub-licensee that it should cease using the Licensed Software; or

14.3.3. if the continuation of the Sub-licensing Agreement, in Licensor's sole opinion, may have a detrimental impact on Licensor and/or any member of its Group.

14.4. Effect of Termination.

14.4.1. In addition to the Parties' rights and obligations on expiry or termination of this Agreement, for any reason whatsoever, Distributor shall cease to distribute the Licensed Software and shall return, or, at Licensor's option, destroy, all copies of the Licensed Software, including any related Documentation, in its possession or control.

14.4.2. The expiry or termination of this Agreement for any reason shall not affect:

(i) the rights of any Sub-licensees to use the Licensed Software provided they comply with the terms of the relevant Sub-licensing Agreement and the Sub-licensing Agreement is novated to Licensor to the extent that it addresses the provision of the Licensed Software;

(ii) any rights, obligations or liabilities accrued before the date of termination or expiry;

(iii) any rights, obligations or liabilities intended by their nature to survive termination or expiry.

15. GOVERNING LAW AND SUBMISSION TO JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of England & Wales and the competent courts in the City of London, England shall have exclusive jurisdiction in all matters relating hereto (including non-contractual disputes or claims).

16. MISCELLANEOUS

16.1. Entire Agreement. This Agreement, together with the documents referred to in it, represent the entire terms agreed between the Parties in relation to the license granted under this Agreement to the Licensed Software and the Services set out herein, and supersedes and extinguishes any prior drafts, and all previous contracts, arrangements, representations, warranties of any nature, whether or not in writing, between the Parties relating to the same. Each Party acknowledges and agrees that in entering into this Agreement on the terms set out in this Agreement it is not relying upon, and shall have no remedy in respect of, any statement, representation, warranty, promise or assurance made or given by any other Party or any other person, whether negligently or innocently made, whether or not in writing, at any time prior to the execution of this Agreement, which is not expressly set out in this Agreement.

16.2. Amendments. Any purported amendment of this Agreement shall not be effective unless in writing signed by or on behalf of each of the Parties.

16.3. Assignment/Subcontracting. Except as otherwise expressly stated in this Agreement, none of the Parties shall assign, transfer, charge, create a trust over or otherwise deal in its rights or obligations under this Agreement, or purport to do so, without the prior written consent of the other Party. Notwithstanding the aforesaid, Playtech may assign or transfer its rights and obligations under this Agreement to any member of its Group, or any purchaser of its business or itself, at its sole discretion.

16.4. Notices

16.4.1. Notices between the Parties relating to this Agreement must be in writing, and must be delivered personally or sent by overnight courier, or by prepaid first class post, pre-paid air mail post or fax transmission to the address or fax number set out in Clause 16.4.2 below. Alternative details may be notified by a Party in writing for the purposes of this Clause.

16.4.2. Notices shall be treated as received as follows: if delivered by hand, when delivered; if sent by first class post within the UK, seventy-two (72) hours after posting; if sent by air mail post, ninety-six (96) hours after posting;. Any notices that would be treated as received otherwise than from 9.00 am to 5.00 pm on a Business Day shall be deemed given on the next Business Day.

for Playtech:
Playtech Software Limited
Mid-City Place
71 High Holborn
London, WC1V 6EA
FTAO:

for GMGI:
Golden Matrix Group Inc.
3651 Lindell Rd, Ste D131
Las Vegas NV, 89103
USA
Email: brian@igcms.com
FTAO: Brian Goodman

16.5. Force Majeure. A Party who becomes aware of a Force Majeure Event (as defined in **Schedule 2**), which gives rise to, or which is likely to give rise to, any failure or delay in performing its obligations under this Agreement shall forthwith notify the other and shall inform the other of the period for which it is estimated that such failure or delay will continue. The affected Party shall take reasonable steps to mitigate the effect of the Force Majeure Event. Subject to due compliance with the foregoing, neither Party shall be liable to the other for any delay or non-performance of its obligations under this Agreement arising from the occurrence of a Force Majeure Event.

16.6. Non-Solicitation. During the Term and for one (1) year thereafter, either Party shall not, directly or indirectly, hire or solicit any employee of the other Party or anyone who was an employee, consultant or independent contractor of the other Party at any time within the six (6) month period immediately prior thereto, or encourage any employee, consultant, independent contractor or agent of the other Party to terminate such employment, or agency or other relationship with the other Party. Notwithstanding the foregoing, it shall not be considered a breach of this Clause for a Party to hire an employee, consultant, independent contractor or agent responding to publicly advertised job opening announcements.

16.7. Relationship of the Parties. Nothing in this Agreement, and no action taken by the Parties pursuant to this Agreement, shall be construed as creating a partnership or joint venture of any kind between the Parties, or as constituting either Party as the agent of the other Party for any purpose whatsoever. No Party shall have the authority to bind the other Party or to contract in the name of or create a liability against the other Party in any way or for any purpose.

16.8. Remedies Not Exclusive. Except as expressly provided in certain clauses in this Agreement, all other rights and remedies contained in this Agreement are cumulative and are not exclusive of any other rights or remedies provided by law or otherwise.

16.9. No Waiver. A failure or delay by either Party to exercise any right or remedy under this Agreement shall not be construed or operate as a waiver of that right or remedy, nor shall any single or partial exercise of any right or remedy preclude the further exercise of that right or remedy. A waiver by either Party of any breach of or default under this Agreement shall not be considered a waiver of a preceding or subsequent breach or default. A purported waiver or release under this Agreement is not effective unless it is a specific authorized written waiver or release.

16.10. Severability. Each of the provisions contained in this Agreement shall be construed as independent of every other such provision, so that if any provision of this Agreement shall be determined by any Competent

Authority to be illegal, invalid or unenforceable, then such determination shall not affect any other provision of this Agreement, all of which other provisions shall remain in full force and effect. If any provision of this Agreement shall be determined to be illegal, invalid or unenforceable, but would be legal, valid and enforceable if amended, the Parties shall consult together in good faith and agree the scope and extent of any modification or amendment necessary to render the provision legal, valid and enforceable so as to give effect as far as possible to the intention of the Parties as recorded in this Agreement.

16.11. Counterparts. This Agreement may be executed in any number of counterparts but shall not be effective until each Party has executed at least one counterpart. Each counterpart when executed shall be an original, but all the counterparts together shall constitute one document.

16.12. Further Assurances. Each Party will, at the request and expense of the other Party, execute any document and do anything reasonably necessary to implement this Agreement, and use all reasonable endeavors to procure that a third party executes any deed or document and does anything reasonably necessary to implement this Agreement.

16.13. Costs. Save as otherwise stated in this Agreement, each Party shall bear its own costs in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

In witness whereof, the Parties have executed this Agreement as of the Commencement Date.

Signed for and on behalf of		Signed for and on behalf of	
GOLDEN MATRIX GROUP INC		**PLAYTECH SOFTWARE LIMITED**	
Signature:	A.B. Goodman	Signature:	[signature]
Name:	Anthony Goodman	Name:	
Title:	CEO	Title:	
Date:	13 Nov 2020	Date:	

Schedule 2

Definitions and Interpretation

1. In this Agreement, the following terms shall have the following meanings:

   1.1. **"Agreement"** shall have the meaning ascribed thereto in the Cover Form.

   1.2. **"Applicable Law"** means all laws of any jurisdiction that are applicable to this Agreement, to any of the Parties hereto or to any activity of any of the Parties hereto, as amended and in force from time to time, and the rules, regulations, orders, licenses or permits issued thereunder, including, without limitation, any rules, regulations, orders, licenses and permits of any Competent Authority.

   1.3. **"Business Day"** means any day which is not a Saturday, Sunday or a public or bank holiday in England.

   1.4. **"Branded Games"** means any and all games provided to Playtech (or a member of Playtech's Group) by various third parties and/or developed under a license to use third parties' intellectual property rights.

   1.5. **"Commencement Date"** means the execution date of this Agreement.

   1.6. **"Competent Authority"** means any governmental, judicial or regulatory authority having jurisdiction over this Agreement, any of the Parties hereto or any activity of any of the Parties hereto.

   1.7. **"Competent Regulator"** means the competent data protection regulator.

   1.8. **"Cover Form"** means the document attached at the top of this Agreement and summarizes the commercial terms of this Agreement.

   1.9. **"Data Protection Legislation"** means all applicable data protection, privacy and electronic marketing legislation, including without limitation any national legislation implementing Directive 95/46/EC and Directive 2002/58/EC, the GDPR (and any related national legislation), any replacement or repealing legislation, and any codes of practice issued by a Competent Regulator relating to the same, where **"GDPR"** means Regulation (EU) 2016/679.

   1.10. **"Defect"** means a technical malfunction of a Licensed Software, which causes it not to perform substantially in accordance with the Software Warranty.

   1.11. **"Distribution Channels"** means online gaming software, mobile and tablet devices (including web based and native), and server based or server supported machines and tablet devices connected to a server based system.

   1.12. **"Documentation"** means the documentation, specification, information, directions, explanations and similar material relating to the Licensed Software supplied by Licensor to Distributor.

   1.13. **"E-Sports Product"** means a gaming system proprietary to GMGI that allows End Users to play E-Sports against each other and in some instances wager on the outcome of the tournament.

   1.14. **"End User"** means a player who utilizes the Licensed Software.

   1.15. **"End User Software"** means that portion of the Licensed Software which is the 'client' in the client-server architecture, whether in downloadable or non-downloadable form, including the related Documentation; the End User Software enables an End User's device or other media to access and utilize the services provided by the Server Software.

   1.16. **"Excluded Territories"** means Afghanistan, Angola, Australia (save for Sports under the terms set further below in this Clause), Azerbaijan, Burundi, Cameroon, Cyprus, Democratic People's Republic of Korea, Democratic Republic of Congo, Equatorial Guinea, Eritrea, Hong Kong, Iran, Iraq, Israel, Latvia (for Live Games only), Libya, Macau, Mali, Mozambique, Myanmar, Poland, the Philippines, the Republic of Guinea, the Republic of Guinea-Bissau, the Republic of Turkey, Sierra Leone, Singapore, Somalia, South Sudan, Sudan, Syria, Ukraine and Yemen, plus, unless Distributor obtains the relevant license, consent or permit from the Competent Authority in the jurisdiction, and subject to agreement between the parties in respect of additional

commercial terms, Australia (for Sports only), Belgium, Bulgaria, Colombia, the Czech Republic, Denmark, Estonia, France, Italy, Portugal, Romania, Spain, Sweden, Switzerland, the United Kingdom and United States.

1.17. **"Fees"** means the payments that are payable to Licensor hereunder as described in Schedule 3.

1.18. **"GDPR"** means the General Data Protection Regulation (EU 2016/679) and any subordinate legislation or regulation made under it, as each may be amended or replaced from time to time;

1.19. **"GMGI Distribution Territories"** means only those US states in which GMGI holds the applicable regulatory licenses.

1.20. **"GMGI Products"** means the online gaming products described in **Schedule 5.**

1.21. **"Group"** means, in respect of a Party, the holding company of that company, together with every subsidiary of that holding company; a company is a 'subsidiary' of another company, its "holdings company", if (and for as long as) the other company (i) holds a majority of voting rights in it; (ii) is a member of it and has the right to appoint or remove a majority of its board of directors; or (iii) is a member of it and controls, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it or the right to appoint or remove a majority of its board of directors.

1.22. **"Intellectual Property Rights"** means any and all intellectual property rights, of all types or nature whatsoever, including, without limitation, patent, copyright, design rights, trade marks, data base rights, applications for any of the above, moral rights, know-how, trade secrets, domain names, URL, trade names or any other intellectual or industrial property rights (and any licenses in connection with any of the same), whether or not registered or capable of registration, and whether subsisting in any specific country or countries or any other part of the world.

1.23. **"Licensed Software"** means:

1.23.1. when used in the context of GMGI as Licensor (and Playtech as Distributor), the GMGI Products, as described in **Schedule 5**; and

1.23.2. when used in the context of Playtech as Licensor (and GMGI as Distributor), the Playtech Games, as described in **Schedule 5.**

1.24. **"Live Games"** means those casino games which may be offered by Playtech to Distributor for live streaming in accordance with the terms of this Agreement.

1.25. **"Loyalty System"** means marketing and loyalty system proprietary to GMGI named "Playtech Plus", such system integrated with Playtech gaming content and enables gaming operators to manage their player base, enabling them to optimise marketing spends, maximise cross-selling and conversion potential, and leverage player loyalty and value.

1.26. **"Object Code"** means any compiled, assembled, or machine executable version of the Licensed Software, or any part thereof.

1.26.1. **"GMGI Initial Revenue"** means 6% of the license fees base (i.e. revenue formula) which Playtech determines for the fees it charges directly from the applicable Sub-licensee for the distribution of the P2P Product and the E-Sport Product, which have actually been collected.

1.27. **"P2P Product"** means a gaming system proprietary to GMGI, offering a portfolio of Peer to Peer games allowing end users to compete against each other and in some instances wager on the outcome of the tournament.

1.28. **"Permitted Territories"** means the Playtech Distribution Territories and the GMGI Distribution Territories.

1.29. **"Personal Data"** means the personal data of the relevant Sub-licensee's data subjects processed by Licensor on behalf of that Sub-licensee pursuant to this Agreement.

1.30. **"Playtech Initial Revenue"** means 8% of the license fees base (i.e. revenue formula) which Playtech determines for the fees charged directly from the applicable Sub-licensee for the distribution the applicable Playtech Game, which have actually been collected.

1.31. **"Playtech Games"** means those casino, poker, live-dealer and Sports-betting games that Playtech, at its sole direction, has authorized GMGI to distribute to Sub-licensees pursuant to this Agreement and which shall be eventually available to End Users. For the avoidance doubt, the Playtech Games shall exclude Branded Games and Third Party Games. GMGI acknowledges that it may be required to enter into addition agreements governing the distribution of the various Playtech Games, as may be required by Playtech.

1.32. **"Playtech Distribution Territories"** means worldwide, but excluding any Excluded Territories. Playtech may at any time add additional Excluded Territories by providing written notice to this effect.

1.33. **"Server Software"** means that portion of the Licensed Software which is the 'server' in the Licensed Software's client-server architecture, including the related Documentation.

1.34. **"Source Code"** means the human readable form of the Licensed Software.

1.35. **"Sub-licensing Agreement"** means the contract between Distributor and Sub-licensee pursuant to which the Licensed Software is sub-licensed by the Distributor to the Sub-licensee.

1.36. **"Term"** means the period set out in Clause 13 of this Agreement.

1.37. **"Third Party Game"** means a casino game (including, for the avoidance of doubt, a slot game) owned and licensed by an entity which is not a member of the Playtech Group.

1.38. **"Unauthorized Use"** means, with respect to use of the Playtech Games by End Users, any of the following:

1.38.1. using, copying, modifying, creating derivative works from or distribute the Playtech Games or, any part of it, or making any copy, adaptation, transcription, or merged portion of it;

1.38.2. decoding, reverse engineering, disassembling, decompiling or otherwise translating or converting the Playtech Games or any part of it;

1.38.3. transferring, loaning, leasing, assigning, renting, or otherwise sublicensing the Playtech Games;

1.38.4. removing any copyright, proprietary or similar notices from the Playtech Games (or any copies of it);

1.38.5. operating the Playtech Games or any part of it for the benefit of or on behalf of any third party, including by way of application service provider services, internet service provider services, timesharing arrangements, outsourcing services or bureau services.

1.39. **"Updates"** means any enhancements, modifications, additions, compilations or updates to the Licensed Software, which are made generally available by Licensor to its Sub-licensees, but excluding upgrades and new features or functionality, supplied by Licensor to Sub-licensee.

Schedule 3

Fees

1. Fees payable by Playtech to GMGI from the distribution of the GMGI Products:

   1.1. E-Sports and P2P Products: (i) the GMGI Initial Revenue *plus* (ii) 50% (fifty percent) of the remaining (i.e. after deducting the GMGI Initial Revenue) license fees base which Playtech determines for the fees it charges directly from the applicable Sub-licensee for the distribution of the P2P Product and the E-Sport Product, which have actually been collected.

   1.2. Notwithstanding the fact that GMGI will be intitled to introduce clients to Playtech and distribution to such clients shall not be unreasonably withheld.

   1.3. Loyalty System:

      1.3.1. Months 1 to 12 (including) commencing on the Commencement Date: license fee is waived;

      1.3.2. Months 13 and onwards (insomuch as Playtech elects to distribute the Loyalty System at its sole discretion): 0.25% of the revenue actually collected by Playtech where such revenue was generated solely and exclusively from the games supported on the Loyalty System distributed by Playtech, with a minimum payment of €10,000 per month but up to a maximum amount of €100,000 per month. For the avoidance of doubt, Playtech shall not be obligated to distribute the Loyalty System following the initial 12 months commencing on the Commencement Date, and Playtech's decision not to distribute the Loyalty System shall in no event give rise to any liability to Playtech.

2. Playtech shall be entitled to the following fees from the distribution of the Playtech Games: (i) the Playtech Initial Revenue *plus* (ii) 50% (fifty percent) of the remaining (i.e. after deducting the Playtech Initial Revenue) license fees base which Playtech determines for the fees charged directly from the applicable Sub-licensee for the distribution the applicable Playtech Game.

3. Notwithstanding anything to the contrary, GMGI will not sublicense or otherwise provide any of the Playtech Games, for license fees that are less than 120% of the same license fees base (i.e. revenue formula) Playtech applies to the license fees it charges directly from its own clients for licensing the same Playtech Games.

Schedule 4

Services and Service Levels

1. **Support Services**

1.1. This **Schedule 4** shall enter into force 60 days following the Commencement Date.

1.2. The Licensed Software provides facilities enabling End Users to access and place bets (for real money or for play-for-fun) either online or by downloading and installing Licensed End User Software on the prospective End User's computer. In addition, the Licensed Software contains features which enable Distributor to monitor its Online Gambling System activity.

1.3. Playtech shall be responsible for the installation of the Licensed Software in the event that Distributor hosts the Online Gambling System on its own servers (other than the installation of the End User Software).

1.4. Playtech shall provide all software necessary to enable an End User and all potential End Users to download and install the Licensed End User Software on such End User's PCs except for the usual personal computer software which is required to be separately obtained by an End User from a third party such as Flash, Microsoft Office etc.

1.5. The Account Manager or a suitable representative of Playtech shall meet (either by way of telephone conference or in person) on a regular basis with the suitable representative of Distributor.

1.6. Technical support personnel shall be available to Distributor to answer technical questions in relation to and assist Distributor to correctly utilize, the Licensed Software on a 24 hours per day, 7 days per week basis, such availability to be by way of telephone or by email request to member of Playtech's technical support team.

2. **Definitions**

In addition to the definitions set out in the main body of the Agreement which apply in this Schedule 4, the following definitions shall apply:

2.1. **"Back Office Systems"** means facilities whereby Distributor can obtain access for the purpose of Distributor's monitoring its End Users' activity for the purpose of customer service, management and reconciliation.

2.2. **"Defect Correction"** means either a bug fix, work-around, patch, or other modification or addition that brings the Licensed Software into conformity with the Documentation and applicable specifications.

2.3. **"Emergency Maintenance"** means any maintenance work (not being Planned Maintenance) which Playtech reasonably determines is urgently required, and which could not be carried out as Planned Maintenance.

2.4. **"Planned Maintenance"** means routine upgrades, repairs, maintenance, replacements, regulatory inspections or other work on any systems, hardware or software used in connection with the provision and operation of the Licensed Software which Playtech reasonably deems to be necessary; and which activity necessitates such Licensed Software to be unavailable for use or suffer a degradation of its usability, utility or functionality, provided, where such maintenance has an impact on the service, that Playtech has given prior notice of such activity to Distributor in accordance with the terms of this Schedule.

2.5. **"Priority A Defect"** means a defect that renders Licensed Software inoperative or causes a complete failure of the Licensed Software in such a way that the Licensed Software is completely not available for all End Users. For example: no Casino Games can be accessed by any End Users.

2.6. **"Priority B Defect"** means a defect that substantially degrades the operation, function or performance of the Licensed Software, in such way that all 'back office' features are completely inoperative or no Progressive Jackpot Games can be accessed by any End Users.

2.7. **"Priority C Defect"** means a Defect that causes only a minor impact on the End User's use of Licensed Software and which is not a Priority A Defect or a Priority B Defect.

2.8. **"Maximum Response Time"** means Playtech's response time to Distributor's Notification as set forth in Section 3.

2.9. **"MRT"** means Playtech's maximum rectification time as set forth in Section 4.

2.10. **"Notification"** means notification by either party of a Defect by telephone and email to the contact for each party nominated in the escalation procedure document which forms part of the Documentation.

3. **Service Levels**

3.1. Playtech shall use its reasonable commercial efforts to correct any Defect reported by Distributor in accordance with the applicable priority levels and Maximum Response Time:

3.1.1. in the event of Priority A Defect, Playtech shall respond to the Notification by Distributor within 1 (one) hour, commence verification of the Defect immediately thereafter and, upon verification, shall initiate work to provide Distributor with a Defect Correction. In the Update that shall follow such Priority A Defect Correction event, Distributor shall provide Playtech with updates on the status of the Priority A Defect Correction;

3.1.2. in the event of Priority B Defect, Playtech shall respond to the Notification by Distributor within 1 (one) hour and shall provide a Defect Correction;

3.1.3. in the event of Priority C Defect, Playtech shall provide a Defect Correction in the next Upgrade.

4. **Credits**

Level of Priority	**MRT**	**Credits earned by** Distributor **for each failure to adhere to Service Levels**
A	24 elapsed hours from notification to Playtech	(The average monthly License Fees received by Playtech for the preceding 3 calendar months / 732 hours) *0.33* the number of hours exceeding the MRT (For clarification: 732 hours=average monthly days of 30.5 per calendar month * 24 hours)
B	48 elapsed hours from notification to Playtech	(The average monthly License Fees received by Playtech for the preceding 3 calendar months / 732 hours) *0.15* the number of hours exceeding the MRT
C		No credits

4.1. Subject always to the provisions of Sections 5 and 6 below, the Credits shall be off-set against any future License Fees otherwise due under the **Cover Form**.

4.2. Playtech's entire liability in respect of any failure on its part to observe the Maximum Response Time or the Maximum Rectification Time (as the case may be) shall be payment of the above Credits pursuant to this Schedule.

4.3. The maximum credit payable to Distributor in any given calendar year shall be capped at the average monthly License Fees Playtech received for the period of the 3 calendar months preceding to the Credit event.

4.4. In any event of the lapse of more than 12 hours downtime of the Online Gambling System per month due to failure of Distributor's equipment or hardware or failure in the local hosting or access facilities connecting Distributor to the network, then Playtech shall be entitled at any time to offset any such downtime from the amount of hours exceeding the MRT.

5. **Updates and Maintenance**

5.1. Playtech shall communicate through email at least twenty-four (24) hours in advance of any Planned Maintenance. In the event that Emergency Maintenance is necessary, Playtech will use its best efforts to communicate prior notice to Distributor.

5.2. Playtech shall use commercially reasonable efforts to limit Planned Maintenance that will affect the availability of the Products to End Users.

5.3. Licensee will give Playtech at least forty-eight (48) hours' notice by email to the respective account manager or customer relations representative of patches, system upgrades and updates to their own infrastructure, where such works are likely to have an impact on Playtech.

6. **Exclusions**

No Service Levels and/or Credits shall apply to any failure of Playtech to comply with the Service Level, or to any Defect of any priority, caused, in whole or part, by any of the following exclusion events:

6.1. any decreased availability or scheduled downtime due to Planned and/or Emergency Maintenance;

6.2. a failure of third party equipment, hardware and/or software;

6.3. a failure in local access facilities connecting Distributor to the network;

6.4. any failure or fault in Distributor's systems;

6.5. any failure by Distributor to use the then current version of the Licensed Software or any improper use, misuse or unauthorized alteration by the Distributor (or any of Distributor's third parties) of the Licensed Software;

6.6. Force Majeure Events. Playtech shall not be responsible for the performance of its obligations hereunder where delayed or hindered by reason of any occurrence or contingency beyond its reasonable control, including but not limited to, war, insurrection, sabotage, terrorism, embargo, fire, flood, accident, earthquake, strike interruption of and/or delay in transportation and/or telecommunication service and/or power supply necessary for the provision of the Licensed Software and any change in the legislation or other requirements of the government of Distributor's applicable Gambling jurisdiction (each such event, a **"Force Majeure Event"**);

6.7. any act or omission of Distributor or any of Distributor's third parties (including but not limited to, Distributor's agents, contractors or vendors), including, but not limited to (i) failing to provide Playtech with the adequate access, information and cooperation required in connection with the provision of the

Licensed Software; (ii) failing to take any reasonable remedial action in relation to the Licensed Software as recommended in writing by Playtech (or any of its agents, contractors or vendors), or otherwise preventing Playtech from doing so, or (iii) any act or omission which causes Playtech to be unable to meet any of the service level provisions (including but not limited to deliberate or willful acts or omissions which are purposed to fail Playtech from meeting its obligations under the Agreement);

6.8. fraud events (by Distributor and/or any third party engaged by Distributor);

6.9. Distributor's negligence or willful misconduct; or

6.10. Any DDOS (denial-of-service) attack.

Schedule 5

Licensed Software

GMGI Products:

- GM-X system – a scalable and configurable integration platform
- A purpose-built loyalty and retention system being the 'Playtech Plus' ("Loyalty System")
- E-Sports Product
- P2P Product (peer to peer betting products)

Playtech Games: as defined in Schedule 2 of this Agreement

Schedule 6

Information Security Infrastructure

Network and Communication Security

- Gambling Servers shall be housed in a secure data centre.
- Firewalls with stringent and granular security rules at all entry points should be implemented.
- Intrusion Detection Systems and anti-Distributed Denial of Service (DDoS) protection should be strategically placed within the network.
- Verbose logging must be enabled on all security devices and servers that facilitate Bank and Credit Card data. Analysis of the logs and system statistics should be conducted regularly.
- Utilise timely build/patch processes; change control procedures and incident response policies built on industry best practices.
- Malicious Software Control. All systems should utilize anti-virus software.

i) **Security and System Processes**

- Routinely test internal security systems and processes.
- Regularly review and analyse system logs and system statistics.
- Access should conform to a standard password policy.
- All remote and administrative access must be over a secure channel (e.g. encrypted VPN link, dedicated private circuit, etc.)
- Assign employee access to data on a need-to-know basis
- Assign a unique ID to each person with computer access to data
- Maintain the ability to track employee access to data through the use of unique IDs.
- Change employee Passwords regularly.
- Ensure employee security policy is understood by all your employees.
- It is strongly suggested that two-person control is used to access encrypted data, e.g. whereby no one person holds all the keys or passwords necessary to open up access to data, particularly in respect of off-site backups and logs.

i) **Security of Remote Access**

- Routinely test internal security systems and processes.
- Regularly review and analyse system logs and system statistics.
- Access should conform to a standard password policy.
- All remote and administrative access must be over a secure channel (e.g. encrypted VPN link, dedicated private circuit, etc.)
- Assign employee access to data on a need-to-know basis
- Assign a unique ID to each person with computer access to data
- Maintain the ability to track employee access to data through the use of unique IDs.
- Change employee Passwords regularly.
- Ensure employee security policy is understood by all your employees.
- It is strongly suggested that two-person control is used to access encrypted data, e.g. whereby no one person holds all the keys or passwords necessary to open up access to data, particularly in respect of off-site backups and logs.